EXHIBIT 99

NEWS RELEASE
8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI ANNOUNCES BOUGHT DEAL OFFERING

Vienna, VA, December 8, 2020 -- CEL-SCI Corporation (NYSE American: CVM), a Phase 3 cancer immunotherapy company, today announced that it has entered into an underwriting agreement with Kingswood Capital Markets, division of Benchmark Investments, Inc. and Aegis Capital Corp. under which the underwriters have agreed to purchase on a firm commitment basis a minimum of 1,000,000 shares of common stock of the Company, at a price to the public of $14.65 per share (the “Public Price”), representing a 5% discount to the Company’s December 8, 2020 closing share price. The closing of the offering is expected to occur on or about December 11, 2020, subject to customary closing conditions.

Kingswood Capital Markets, division of Benchmark Investments, Inc. and Aegis Capital Corp. are acting as the joint book-running managers for the offering.

The Company also has granted to the underwriters a 30-day option to purchase up to 15% of the offering at the Public Price. The use of proceeds will be to fund the continued development of Multikine* and LEAPS, the expansion of the Company’s manufacturing facility and for other general corporate purposes.

The shares of common stock described above are being offered by CEL-SCI pursuant to a "shelf" registration statement on Form S-3 (File No. 333-226558) filed with the Securities and Exchange Commission (SEC) and the accompanying prospectus contained therein. The offering of the shares of common stock is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering has been filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained on the SEC's website at http://www.sec.gov or by contacting Kingswood Capital Markets, Attention: Syndicate Desk, 17 Battery Place, Suite 625, New York, NY 10004, by email at syndicate@kingswoodcm.com, or by telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CEL-SCI Corporation

CEL-SCI is a clinical-stage biotechnology company focused on finding the best way to activate the immune system to fight cancer and infectious diseases. The Company’s lead investigational therapy Multikine is currently in a pivotal Phase 3 clinical trial involving head and neck cancer, for which the Company has received Orphan Drug Status from the FDA. The Company has operations in Vienna, Virginia, and near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risk that the offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its amended report on Form 10-K/A for the year ended September 30, 2019. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.